Exhibit 99.2

April 25, 2007

Biosite Incorporated Board of Directors
c/o Mr. Kim D. Blickenstaff
Biosite Incorporated
9975 Summers Ridge Road
San Diego, CA 92121

Dear Members of the Board of Directors of Biosite Incorporated

We are pleased to resubmit the following irrevocable and legally binding offer to purchase by way of merger, 100% of the outstanding shares of common stock of Biosite Incorporated ("Biosite") not already owned by Inverness Medical Innovations, Inc. ("Parent") for $90 per share in cash (the "Inverness Offer"). The terms of the Inverness Offer are reflected in this letter, the Merger Agreement (the "Merger Agreement") that we have attached hereto as Exhibit A and the Non-Competition, Non-Disclosure and Intellectual Property Assignment Agreements (the "Ancillary Agreements") that we have attached hereto as Exhibit B, each of which has been executed by Parent and Inca Acquisition, Inc. ("Merger Sub"). Our Merger Agreement contains substantially the same terms as the Existing Merger Agreement (as defined below) with Beckman Coulter, Inc. ("Beckman Coulter"), other than to give effect to our cash merger structure. This letter amends and restates in its entirety that certain letter dated April 25, 2007 that was sent to the Board at approximately 9:40 a.m. in Pacific Daylight Time.

We continue to believe strongly that the Inverness Offer has constituted, and continues to constitute, a Superior Proposal, as such term is used in the Agreement and Plan of Merger dated as of March 24, 2007, by and among Biosite, Beckman Coulter, and a subsidiary thereof (the "Existing Merger Agreement"). As you know, we communicated our original proposal to the Board of Directors on April 4, 2007. On April 12, 2007, we delivered our draft Agreement and Plan of Merger and communicated our expectation that the ancillary agreements entered into in connection with the proposed transaction with Beckman Coulter would also be entered into with Inverness. We have dedicated a significant amount of time and resources to working together with your management team and advisors in order to effectively address all of the Board's questions, concerns and requests and to complete our due diligence review. We are pleased to report that our due diligence process has been successfully completed and the material conditions to which our financing arrangements were previously subject, have been eliminated. Furthermore, we understand that Biosite's CEO will not be entering into the voting agreement we originally proposed, which was substantially identical to the Tender and Support Agreement that was entered into with Beckman Coulter on March 24, 2007. In connection with the Inverness Offer, please note the following:

FINANCING

We have attached to this letter as Exhibit C a copy of an executed and legally binding Senior Secured Credit Facility Commitment Letters from General Electric Capital Corporation and

April 25, 2007
Page 2


UBS Loan Finance LLC, and a copy of an executed and legally binding Bridge Facility Commitment Letter from UBS Loan Finance LLC, UBS Securities LLC and General Electric Capital Corporation (collectively, the "Commitment Letters") for all of the financing we need to consummate the merger transaction contemplated by the Inverness Offer.

BINDING, IRREVOCABLE OFFER

Parent and Merger Sub acknowledge and agree that, subject to the terms outlined herein, the Inverness Offer currently constitutes a legally binding, irrevocable offer by Parent and that Biosite is relying expressly on the irrevocability of the Inverness Offer However, Inverness may withdraw the Inverness Offer and, if so withdrawn, the Inverness Offer will thereafter be of no further force or effect in the event that Biosite does not make a public announcement by 8:00 p.m. in Pacific Daylight Time on Wednesday, April 25, 2007 to the effect that
(i) its Board of Directors has determined that the Inverness Offer constitutes a Superior Proposal as defined in the Existing Merger Agreement, and (ii) its Board of Directors intends to effect a Company Change in Recommendation in support of the Inverness Offer. In addition, Inverness may withdraw the Inverness Offer and, if so withdrawn, the Inverness Offer will thereafter be of no further force or effect in the event that Biosite fails to transmit by facsimile transmission the following written notices to Beckman Coulter (with a copy to Inverness by delivering a copy to our counsel referred to in the next paragraph) by 12:01 a.m. in Pacific Daylight Time on Thursday, April 26, 2007:
(A) the Notice of Recommendation Change (as defined under the Existing Merger Agreement), and (B) the written notice contemplated by Section 7.1(f) of the Existing Merger Agreement stating that the Matching Period (as defined under the Existing Merger Agreement) shall expire no later than 12:01 a.m. Pacific Daylight Time, on Wednesday, May 2, 2007.

In the event that the Inverness Offer has not expired pursuant to the immediately preceding paragraph, the Merger Agreement and Ancillary Agreements shall automatically (and without any further action on the part of Parent or Merger Sub) become legally binding contracts among Parent, Merger Sub and the Company (and, with respect to the Ancillary Agreements, the signatories thereto), if by 11:59 p.m. Pacific Daylight Time, on Wednesday, May 2, 2007, Biosite (i) validly terminates the Existing Merger Agreement, (ii) executes Amendment No. 4 to the Company Rights Agreement (as defined in the Merger Agreement) and takes all other action necessary to render Amendment No. 4 immediately effective, (iii) executes the Merger Agreement and Ancillary Agreements and receives signature pages from the other parties to the Ancillary Agreements, and (iv) delivers to Goodwin Procter LLP (by email to sduggan@goodwinprocter.com or by facsimile transmission to (617) 523-1231), fully executed copies of the Merger Agreement, together with the disclosure schedules in substantially the form attached hereto as Exhibit D, and the Ancillary Agreements executed by the Company and each of the individuals set forth in the Ancillary Agreements. If the Company does not take the actions described above by 11:59 p.m. Pacific Daylight Time, on Wednesday, May 2, 2007, this irrevocable Inverness Offer shall expire.

As we have stated before, the Inverness Offer represents a compelling combination and excellent strategic fit for both of our companies. Inverness has great respect and admiration for Biosite, including its business, products, R&D efforts, operations and employees, and this combination would provide significant benefits to the public, particularly in the area of cardiology diagnostics. We remain committed to maintaining and improving relationships with all current Biosite customers and suppliers following consummation of our proposed merger. In the case of Beckman Coulter, we expect to expand the current relationship.

April 25, 2007
Page 3


Our ability to consummate the transactions contemplated by the Inverness Offer is clear. Our financing is secure. And, we have a proven track record of executing and completing acquisition transactions. We believe that the time has come for Biosite's Board of Directors to act for the benefit of Biosite's shareholders, and we expect that Biosite's Board of Directors will determine that the Inverness Offer is a Superior Proposal to that set forth in the Existing Merger Agreement.

Our legal advisors have advised us that due to the material nature of our binding offer we are required by law and stock exchange rules to publicly disclose the contents of this letter.

Please do not hesitate to contact our financial or legal advisors if you have additional questions regarding the Inverness Offer.

Sincerely,


/s/ Ron Zwanziger
---------------------------------------
Ron Zwanziger
Chairman, President and Chief Executive
Officer